Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 18, 2024, with respect to the consolidated financial statements of Amer Sports, Inc. and subsidiaries, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus incorporated herein by reference from the Registration Statement on Form F-1, as amended (file No. 333-283554).

/s/ KPMG AB

Stockholm, Sweden

December 4, 2024